Exhibit 20 Press release issued November 12, 2013

For Immediate Release	November 12, 2013

BOWL AMERICA SUMMER QUARTER REPORT

Bowl America Incorporated today reported a loss of $.06 per share for its seasonally slow first quarter ended September 29, 2013, versus a loss of $.05 per share in the prior year comparable period.

The Company’s locations are heavily concentrated in the Washington DC area. Political events and concerns over federal government finances may influence the decisions of those people dependent on federal spending for their livelihoods. In addition, management believes that the continuing uncertainty of the economic recovery has kept customers cautious in decisions to spend on other than necessities.

Bowl America operates 18 bowling centers and its Class A Common Stock trades on the NYSE MKT Exchange with the symbol BWLA. A more detailed explanation of results is available in the Company’s S.E.C. Form 10-Q filing, available at the Company’s web site www.bowlamericainc.com.

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BOWL AMERICA INCORPORATED

Results of Operations

(unaudited)

	Thirteen weeks ended
	September 29, 2013	September 30, 2012
Revenues
Bowling and other	$3,395,226	$3,617,525
Food & mdse sales	1,355,048	1,492,367
	4,750,274	5,109,892
Operating expenses excluding depreciation and amortization	5,014,988	5,195,094
Depreciation and amortization	355,292	387,701
Interest & dividend	138,769	131,219
Loss from continuing operations before taxes	(481,237)	(341,684)
Loss from continuing operations	(312,837)	(222,084)
Loss from discontinued operations, net of tax	(5,553)	(18,909)
Net Loss	$(318,390)	$(240,993)
Comprehensive loss	$(413,848)	$(39,728)
Weighted average shares outstanding	5,160,971	5,151,471

LOSS PER SHARE	(.06)	(.05)

SUMMARY OF FINANCIAL POSITION

(unaudited)

Dollars in Thousands

	09/29/13	09/30/12
ASSETS

Total current assets including cash and short-term investments of $3,227 & $5,652	$4,480	$7,150
Property and investments	30,992	31,957
TOTAL ASSETS	$35,472	$39,107

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$3,125	$3,417
Other liabilities	2,581	2,895
Stockholders' equity	29,766	32,795
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,472	$39,107